Exhibit 3.1

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201	Filed in the office of	Document Number
(775) 684-5708	/s/ Barbara K. Cegavske	20180054824-84
Website: www.nvsos.gov	Barbara K. Cegavske	Filing Date and Time
	Secretary of State	02/02/2018 2:13 PM
	State of Nevada	Entity Number
C8519-1999

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of the corporation:

Inpixon

2. The articles have been amended as follows: (provide article numbers, if available)

The Restated Articles of Incorporation are hereby amended as follows:

(a) The first paragraph of “ARTICLE IV. CAPITAL STOCK” is hereby amended and restated as follows: “The Corporation is authorized to issue up to 255,000,000 shares of capital stock of which 250,000,000 shall be designated as ‘Common Stock’, each of which shall have a par value of $.001 and 5,000,000 which shall be designated as ‘Preferred Stock’, each of which shall have a par value of $.001.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 60.37%

4.	Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X
Signature of Officer

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised: 1-5-15